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                                  Exhibit 21

                          SUBSIDIARIES OF THE COMPANY




                                               Percentage of    Jurisdiction of
Name of Subsidiary                               Ownership       Incorporation

Canadian Des Moines Industries Ltd.                 100     Canada
Candraft Detailing Inc. (1)                         100     Canada
Construcciones Pitt-Des Moines Venezuela, C.A.      100     Venezuela
General Steel Corporation (2)                        90     Washington
Hammond Latino Americana, S.A.                      100     Panama
HyCon, Inc.                                         100     Alabama
Hydrostorage, Inc.                                  100     Tennessee
Oregon Culvert Co., Inc.                             81     Oregon
  d/b/a Washington Culvert Co.
PDM Argentina, SA                                   100     Argentina
PDM Bahamas Ltd.                                    100     Bahamas
PDM Bonaire, N.V.                                   100     Netherlands Antilles
PDM Bridge Corp.                                    100     Delaware
PDM Chile Limitada                                  100     Chile
PDM El Salvador, S.A. de C.V.                       100     El Salvador
PDM International Ltd.                              100     Delaware
PDM Latin America Ltd.                              100     Georgia
PDM Ohio, Inc.                                      100     Ohio
PDM Strocal, Inc.                                   100     Pennsylvania
PDM-TAI,S.A.                                         60     Venezuela
PDM Venezuela, C.A.                                 100     Venezuela
PDM Virgin Islands, Ltd.                            100     Virgin Islands
Pittsburgh-Des Moines Sdn. Bhd. (PDM Malaysia)      100     Malaysia
P.T. Perkasa Daya Megah (PDM Indonesia)             100     Indonesia

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(1) Acquired March 10, 1997
(2) Acquired January 31, 1997